EXHIBIT 99.1
Dendreon Secures $130 Million Committed Equity Financing Facility
     SEATTLE, WASHINGTON, October 12, 2007 — Dendreon Corporation (Nasdaq: DNDN) today announced that it has obtained a committed equity financing facility under which it may sell up to $130 million of its registered common stock to Azimuth Opportunity, Ltd. over an 18-month period. Dendreon is not obligated to utilize any of the $130 million facility and remains free to enter into and consummate other equity and debt financing transactions.
     Dendreon will determine, at its sole discretion, the timing, dollar amount and floor price per share of each draw under this facility, subject to certain conditions. The number and price of shares sold in each draw are determined by a contractual formula, whereby Dendreon will issue shares to Azimuth when and if Dendreon elects to use the facility at a small discount to the volume weighted average price of Dendreon’s common stock over a preceding period of trading days. Reedland Capital Partners will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on May 25, 2007.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
Forward Looking Statements
     Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, market demand for Dendreon’s common stock and events and developments affecting Dendreon’s business and prospects. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Greg Schiffman
Chief Financial Officer
Dendreon Corporation
(206) 219-7179
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
(206) 829-1500